Exhibit 5.1

August 10, 2018

Boston Omaha Corporation

1411 Harney Street, Suite 200

Omaha, NE 68102

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Boston Omaha Corporation, a Delaware corporation (the “Company”) of 85,170 shares of Class A common stock, par value $0.001 per share, of the Company (“the “Resale Shares”), all of which Resale Shares have been sold to W. B. Acken, Jr. (the “Selling Shareholder”) as set forth in the Registration Statement and the prospectus contained therein.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below, including the Registration Statement as filed with the Commission, including the exhibits thereto.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

It is understood that this opinion is to be used only in connection with the offer and sale of the Resale Shares by the Selling Shareholder while the Registration Statement is in effect. The opinions set forth below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law) and the federal laws of the United States of America. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or "blue sky" laws, or (ii) state or federal antitrust laws.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Resale Shares have been duly authorized for issuance and are validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Gennari Aronson, LLP
Gennari Aronson, LLP